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                                   EXHIBIT 5.1

                               OPINION OF COUNSEL


                                 April 25, 2000



BioShield Technologies, Inc.
Suite B-109
4405 International Boulevard
Norcross, Georgia 30083


     RE:  REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about April 25, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933 of shares of your common stock (the "Shares"), to be sold by certain shareholders listed in the Registration Statement (the "Selling Shareholders"). As your legal counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale of the Shares.

     As counsel to you, we have examined such corporate records, documents, instruments, certificates of public officials and of the Company and such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

     It is our opinion that the Shares, when sold by the selling shareholders in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and in any amendment to it.

                                             Sincerely,

                                             SIMS MOSS KLINE & DAVIS LLP


                                             /s/ SIMS MOSS KLINE & DAVIS LLP


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